EXHIBIT B

Boxwood Sponsor LLC

8801 Calera Dr.

Austin, TX 78735

February 14, 2020

Boxwood Merger Corp.

8801 Calera Dr.

Austin, TX 78735

Attention: Stephen M. Kadenacy

GSO Capital Opportunities Fund III LP

c/o GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Attention: Robert Petrini; Marisa J. Beeney

Re:	Assignment of Founder Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Unit Purchase Agreement, dated as of August 12, 2019, by and among Boxwood Merger Corp., a Delaware corporation (the “SPAC”), Atlas TC Holdings LLC, a Delaware limited liability company (“Holdings”), Atlas TC Buyer LLC, a Delaware limited liability company, Atlas Intermediate Holdings LLC, a Delaware limited liability company, and Atlas Technical Consultants Holdings, LP, a Delaware limited partnership (together with all exhibits, schedules and disclosure letters thereto, as amended from time to time, the “Acquisition Agreement”). Defined terms used herein but not otherwise defined herein shall have the meaning set forth in that certain Commitment Letter, dated as of January 23, 2020, from GSO Capital Partners LP (“GSO”), addressed to the SPAC and Holdings (“Commitment Letter”).

In order to induce the SPAC and GSO to proceed with the consummation of the transactions contemplated by the Equity Financing (the “Transactions”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Boxwood Sponsor LLC, a Delaware limited liability company (the “Sponsor”), hereby agrees with the SPAC and GSO Capital Opportunities Fund III LP (“GSO COF III”) as follows:

1. The Sponsor agrees that it shall, concurrently with the consummation of the Transactions, transfer and assign to GSO COF III, for no monetary consideration, 1,200,000 shares of Class F common stock, par value $0.0001 per share, of the SPAC (the “Transferred Shares”), subject to adjustment in accordance with the terms of Exhibit A attached hereto.

The Sponsor hereby authorizes the SPAC to take such actions as shall be necessary to evidence such transfer concurrently with the consummation of the Transactions, including by causing to be updated the stock transfer records of the SPAC to reflect such transfer. GSO COF III acknowledges and agrees that (a) the Transferred Shares constitute Founder Shares, as such term is defined in that certain letter agreement, dated November 15, 2018 (the “2018 Letter Agreement”), to which the Sponsor and the SPAC are parties, and (b) GSO COF III will be subject to all of the restrictions on transfer applicable to the Founder Shares that the Sponsor is subject to pursuant to the terms of the 2018 Letter Agreement, including, for the avoidance of doubt, paragraph 7(a) thereof, and hereby agrees to be bound by such restrictions as if it were a party thereto.

2. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

3. This Letter Agreement shall terminate automatically upon the termination of the Acquisition Agreement, and any transfer and assignment of the Transferred Shares pursuant to paragraph 1 hereof shall be null and void ab initio upon such termination.

4. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and its respective successors and permitted assigns to whom the Sponsor transfers shares of the SPAC in compliance with this Letter Agreement. Any transfer made in contravention of this Letter Agreement shall be null and void.

5. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. This Letter Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

BOXWOOD SPONSOR LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

Acknowledged and Agreed:

BOXWOOD MERGER CORP.

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

GSO CAPITAL OPPORTUNITIES FUND III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

[Signature Page to Founder Share Transfer Letter Agreement]

EXHIBIT A

Anti-Dilution Adjustment

If at any time prior to the consummation of the Transactions, the SPAC issues, other than Rollover Class B Stock to the Seller (as such terms are defined in the Acquisition Agreement) pursuant to the terms of the Acquisition Agreement, any shares of Class A common stock of the SPAC, $0.0001 par value per share (“Common Stock”), or any securities convertible into, or any rights, warrants or options to acquire such shares of Common Stock, without consideration or at a per share price below $10.00 (any such issuance, a “Discounted Issuance”), then the number of Transferred Shares shall be adjusted to equal 1,200,000 plus such number of shares of Class F common stock, par value $0.0001 per share, of the SPAC, rounded up to the nearest whole share, equal to:

$12,000,000 – (Discounted Price x 1,200,000)
Discounted Price

For purposes of this Exhibit A:

“Discounted Price” means the lesser of (a) the lowest gross purchase price per share of Common Stock purchased by any Equity Financing Source in the Financing (as such terms are defined in the Acquisition Agreement) (less any original issue discounts, issue fees or similar) and (b) the lowest gross purchase price per share (after taking into account any exercise price, strike price or similar amount) of Common Stock under any securities convertible into, or any rights, warrants or options to acquire such shares of Common Stock, purchased by any Equity Financing Source in the Financing (as such terms are defined in the Acquisition Agreement) (less any original issue discounts, issue fees or similar); provided, that the foregoing clauses (a) and (b)(i) shall not include the gross purchase price of any shares transferred from any Sponsor to any Equity Financing Source (as defined in the Acquisition Agreement), and (ii) shall not include the gross purchase price of the Preferred Units of Holdings to be issued pursuant to the terms of the Commitment Letter.

The transfer of Founder Shares by the Sponsor to any person in connection with his, her or its acquisition or non-redemption of Common Stock shall not be taken into account when determining the issue price of such Common Stock.

The Sponsor hereby authorizes the SPAC to take such actions as shall be necessary to evidence any transfer effected pursuant to this Exhibit A, including by causing to be updated the stock transfer records of the SPAC to reflect such transfer.